Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 981-7392	D’Arcy Rudnay	(215) 981-8582
Daniel J. Goodwin	(215) 981-7518

COMCAST REPORTS SECOND QUARTER 2007 RESULTS

Highest level of second quarter RGU additions in Comcast history

RGU additions up 94% to 1.6 million

Surpassed 3 million Comcast Digital Voice customers

as the Triple Play powers record quarterly additions

12% growth in Cable Revenue and 13% growth in Cable Operating Cash Flow

Repurchased $752 million or 28 million Comcast shares

Philadelphia, PA – July 26, 2007…Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended June 30, 2007. The following table highlights financial and operational results (dollars in millions, except per share amounts; units in thousands):

			Growth
	2Q07	YTD	Quarter	YTD
Consolidated
Revenue	$7,712	$15,100	31%	31%
Operating Cash Flow	$3,012	$5,775	30%	31%
Operating Income	$1,468	$2,729	25%	25%
Net Income	$588	$1,425	28%	54%
Earnings per Share	$0.19	$0.45	28%	54%

Pro forma Cable[1]
Revenue	$7,330	$14,328	12%	12%
Operating Cash Flow	$3,031	$5,824	13%	14%
Revenue Generating Unit Additions	1,613	3,372	94%	77%

Brian L. Roberts, Chairman and CEO of Comcast Corporation, said, “We are again reporting double-digit growth in cable revenue, our 28th consecutive quarter of double-digit OCF growth and our fourth consecutive quarter of record-breaking RGU additions.

Demonstrating the appeal of our superior products and our Triple Play package, our cable division delivered 1.6 million RGU additions, 94% above last year’s second quarter additions. To achieve this record-breaking performance, we added more than 670,000 Comcast Digital Voice customers and, in just 2 years, have surpassed 3 million digital voice customers. We also successfully completed the immense operational task of deploying an unprecedented 2.1 million digital set-top boxes in the second quarter in advance of a July 1 regulatory deadline.

We are on track for another outstanding year as we continue to execute on our time-to-market advantage. We see cable growth accelerating in the second half of 2007 as we remain focused on delivering superior products and services to our customers.”

See notes on page 5

Cable Segment Results1

Revenue increased 12% to $7.3 billion for the second quarter of 2007 reflecting continued strong consumer demand for Comcast’s services and the success of the Comcast Triple Play. Cable revenue increased 12% to $14.3 billion for the six months ended June 30, 2007.

Revenue generating unit (RGU)2 additions increased 94% to a second quarter record of 1.6 million in 2007 from the 830,000 RGUs added in the second quarter of 2006. The Company ended the quarter with 54.2 million RGUs, an increase of 6.5 million units from one year ago. Year to date through June 30, 2007, Comcast added 3.4 million RGUs, a 77% increase from the same period last year.

Operating Cash Flow (as defined in Table 7) grew 13% to $3.0 billion in the second quarter of 2007 resulting in an Operating Cash Flow margin of 41.3%, an increase from the 40.9% reported in the second quarter of 2006. The margin improvement reflects strong revenue growth and our continuing success in controlling the growth of operating costs, even as we experience an extraordinary level of activity from the growth in RGUs, led by growth in digital cable services and the continuing acceleration in Comcast Digital Voice additions. Comcast installed 2.1 million digital set-top boxes during the second quarter of 2007 as the Company accelerated digital cable deployment in advance of a July 1 regulatory deadline. This represents a four-fold increase in the number of set-top boxes deployed compared to one year ago.

Year to date through June 30, 2007, Operating Cash Flow increased 14% to $5.8 billion from the $5.1 billion reported in the same period last year. Operating Cash Flow margin increased to 40.6% for the six months ended June 30, 2007 from 40.0% in the prior year period.

Video

•	Added 823,000 new digital cable subscribers in the second quarter of 2007 – the highest level of quarterly digital additions in Company history

•	Ended the quarter with more than 14 million or 59% of video subscribers taking digital services – an increase from 48% digital penetration one year ago

•	Installed a record 2.1 million digital set-top boxes in the second quarter of 2007 – roughly equal to that deployed in the previous six months combined

Video revenue increased 7% to $4.5 billion in the second quarter of 2007, reflecting growth in digital cable customers and increased demand for digital features including ON DEMAND, digital video recorders (DVR) and high-definition television (HDTV), as well as higher basic cable pricing.

As expected, basic cable subscribers decreased by 95,000 to 24.1 million during the second quarter of 2007 in what is historically a weak quarter for basic subscriber additions. This compares to a 91,000 subscriber decline in the second quarter of 2006. Year to date through June 30, 2007, basic subscribers decreased 20,000 compared to a decrease of 40,000 in the same period last year.

Comcast added 823,000 digital cable customers during the second quarter of 2007, almost 2.5 times more than the 337,000 digital cable customers added in the same period one year ago. Year to date through June 30, 2007, reflects this growth trend, as Comcast added 1.5 million digital cable subscribers, more than two times the 692,000 added in the same period of 2006.

The digital cable customer additions in the second quarter of 2007 include 202,000 full digital cable and 621,000 digital starter subscribers. During the quarter, 441,000 digital cable customers added advanced services, like DVR and HDTV, to their digital service either by upgrading or as new customers. This compares to 294,000 additions in the same quarter one year ago. As of June 30, 2007, 80% of digital cable customers receive full digital cable or digital cable with advanced services, and 20% are digital starter subscribers. Pay-per-view revenue increased 25% to $211 million in the second quarter of 2007 driven by increasing ON DEMAND movie and event purchases. Pay-per-view revenue has increased more than 20% on average over each of the past 10 quarters.

See notes on page 5

High-Speed Internet

•	Added 330,000 high-speed Internet subscribers during the second quarter – penetration now exceeds 26%

High-speed Internet revenues increased 20% to $1.6 billion in the second quarter of 2007, reflecting a 1.9 million or 18% increase in subscribers from the prior year and stable average monthly revenue per subscriber of approximately $43.

Year to date through June 30, 2007, Comcast added 893,000 high-speed Internet subscribers, a 6% increase from the 844,000 customers added during the same period one year ago. Comcast ended the second quarter of 2007 with 12.4 million high-speed Internet subscribers.

Phone

•	Added 671,000 Comcast Digital Voice (CDV) customers during the quarter and surpassed 3 million CDV customers and 8% penetration

•	CDV service now marketed to 38 million homes representing 79% of Comcast’s footprint

Phone revenue increased 98% to $420 million in the second quarter of 2007 reflecting a $264 million increase in CDV revenues from the prior year as a result of the significant growth in CDV subscribers. The increase in phone revenue was partially offset by a $56 million or 46% decline in circuit-switched phone revenues as the number of circuit-switched phone customers continues to decline as Comcast focuses on marketing CDV service in most markets. Excluding the decline in circuit-switched phone revenue, Comcast Cable revenue increased 13% in the second quarter of 2007.

Year to date through June 30, 2007, phone revenue increased 94% to $773 million reflecting a 2.2 million increase in CDV customers since June 2006 and partially offset by a $106 million decline in circuit-switched phone revenues.

Advertising revenue decreased 1% to $399 million in the second quarter of 2007, reflecting the continued weakness in political and regional advertising. Consistent with the second quarter of 2007, year to date through June 30, 2007 advertising revenue decreased 2% to $712 million.

Capital expenditures increased 52% to $1.6 billion in the second quarter of 2007, reflecting a 94% increase in RGU additions and a 50% increase in the number of digital customers added with advanced services.

Year-to-date cable capital expenditures totaled approximately $3.0 billion and are expected to decline in the second half of 2007 due to a lower number of set-top box purchases. Set-top box inventory levels as of June 30, 2007 are sufficient to satisfy expected demand in the second half of 2007. In addition, network improvements and integration of the acquired systems from Adelphia and Time Warner were substantially completed by the end of the second quarter of 2007.

Consistent with historical trends, approximately 75% of cable capital expenditures in the second quarter of 2007 were variable and directly associated with demand for new products and deliver over a 30% incremental return on the investment. (See footnote 3 to Table 5 for further details on the components of capital expenditures).

Programming Segment Results

Comcast’s Programming segment consists of our national programming networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS, G4 and AZN.

The Programming segment reported second quarter 2007 revenue of $334 million, a 22% increase from the second quarter of 2006 and Operating Cash Flow of $75 million, or a 27% increase, reflecting higher viewership and higher advertising and distribution revenue.

Year to date through June 30, 2007, Programming segment revenue increased 24% to $636 million from the same period one year ago. During the same period, Operating Cash Flow increased 28% to $140 million in 2007.

See notes on page 5

Corporate and Other

Corporate and Other includes corporate overhead, Comcast Spectacor, Comcast Interactive Media (CIM), and other operations and eliminations between Comcast's businesses. For the second quarter of 2007, Corporate and Other revenue increased to $48 million from $37 million in the second quarter of 2006 primarily due to acquisitions at CIM. The Operating Cash Flow loss for the second quarter of 2007 was $94 million compared to a loss of $74 million for the same period in 2006.

Year to date through June 30, 2007, Corporate and Other revenue increased 10% to $136 million from $124 million in the same period of 2006. Operating Cash Flow loss for Corporate and Other increased to $189 million for the six months ended June 30, 2007 compared to $130 million in 2006.

Consolidated Results

Operating Income increased 25% to $1.5 billion in the second quarter of 2007 reflecting strong results at Comcast Cable and the impact of cable system acquisitions. Similarly, consolidated operating income increased 25% to $2.7 billion for the six months ended June 30, 2007.

Net Income increased 28% to $588 million, or $0.19 per share, in the second quarter of 2007, compared to net income of $460 million or $0.15 per share in the second quarter of 2006. In addition to strong operating results at Comcast Cable, the current quarter also includes $126 million of investment income driven by an increase in the fair market value of our investment portfolio and income related to the sale of certain investments.

Net income increased 54% to $1.4 billion, or $0.45 per share in the six months ended June 30, 2007, compared to net income of $926 million, or $0.29 per share, in the prior year. In addition to strong operating results at Comcast Cable, year-to-date net income includes $300 million of investment income driven by an increase in the fair market value of our investment portfolio and income related to the sale of certain investments, and a one-time gain, included in other income, of $500 million (or $300 million net of tax) related to the dissolution of our Texas/Kansas City Cable Partnership in the first quarter of 2007. Excluding the gain associated with the partnership dissolution and reconciled in Table 7-B, Adjusted Net Income for the first half of the year would be $1.1 billion, or $0.36 per share.

Net Cash Provided by Operating Activities increased to $4.4 billion for the six months ended June 30, 2007 from $3.2 billion in 2006 due primarily to strong year-to-date operating results and $483 million related to the proceeds from sales of trading securities in the second quarter of 2007.

Free Cash Flow (described further on Table 4) totaled $368 million for the quarter and $810 million for the six months ended June 30, 2007 compared to $462 million and $1.3 billion, respectively, in the same periods of 2006. Free Cash Flow reflects growth in consolidated Operating Cash Flow offset by increased capital expenditures driven by record-setting RGU additions. The continued growth of Operating Cash Flow and an expected reduction in cable capital expenditures in the second half of the year should result in increased Free Cash Flow in the remaining two quarters of 2007.

Share Repurchase Program

Comcast repurchased $752 million of its Class A Special Common Stock, or 27.9 million shares, during the second quarter of 2007. Year to date through June 30, 2007, Comcast repurchased $1.25 billion of its common stock or 46.6 million shares. Remaining availability, as of June 30, 2007, under the Company’s stock repurchase program is $1.8 billion. Comcast expects such repurchases to occur from time to time in the open market or in private transactions, subject to market conditions.

Since the inception of the repurchase program in December 2003, the Company has invested $8.6 billion in its common stock and related securities, reducing the number of shares outstanding by 12%. These investments include repurchasing $7.2 billion or 350.0 million shares of its common stock and paying $1.4 billion to redeem several debt issues exchangeable into 70.9 million shares of Comcast common stock.

2007 Financial Outlook

For 2007, Comcast reaffirms the following previously issued guidance:

•	Cable revenue growth of at least 12%[1]

•	Cable Operating Cash Flow growth of at least 14%[1]

See notes on page 5

•	Cable RGU net additions of approximately 6.5 million, 30% above 2006 RGU net additions[1] of 5 million

¡	RGU outlook includes an expected decrease of 500,000 circuit-switched phone RGUs

•	Cable capital expenditures of approximately $5.7 billion, including commercial services capital expenditures of approximately $250 million

•	Corporate and other capital expenditures of approximately $250 million primarily due to the relocation of Comcast’s headquarters

•	Consolidated revenue growth of at least 11%[3]

•	Consolidated Operating Cash Flow growth of at least 13%[3]

•	Consolidated Free Cash Flow approximately the same as 2006

Notes:

1

Cable results are presented on a pro forma basis. Pro forma results adjust only for certain acquisitions and dispositions, including Susquehanna Communications (April 2006), the Adelphia/Time Warner transactions (July 2006) and the dissolution of the Texas/Kansas City Cable Partnership (January 2007). Cable results are presented as if the transactions noted above were effective on January 1, 2006. The net impact of these transactions was to increase the number of basic cable subscribers by 2.6 million. Please refer to Table 7-A for a reconciliation of pro forma financial data.

2	Represents the sum of basic and digital cable, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services do not result in additional RGUs.

3	Presented on a pro forma basis as described in note 1.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community today July 26, 2007 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on July 26, 2007. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 4170247. A telephone replay will begin immediately following the call until July 27, 2007 at midnight ET. To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 4170247. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties.

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation's leading provider of cable, entertainment and communications products and services. With 24.1 million cable customers, 12.4 million high-speed Internet customers, and 3.5 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable systems and in the delivery of programming content.

Comcast’s content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, VERSUS, G4, AZN Television, PBS KIDS Sprout, TV One, Comcast SportsNet and Comcast Interactive Media, which develops and operates Comcast's Internet business. Comcast also has a majority ownership in Comcast Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

TABLE 1

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2007	2006	2007	2006
Revenues	$7,712	$5,908	$15,100	$11,503
Operating expenses	2,754	2,130	5,513	4,203
Selling, general and administrative expenses	1,946	1,467	3,812	2,889
	4,700	3,597	9,325	7,092
Operating cash flow	3,012	2,311	5,775	4,411

Depreciation expense	1,252	905	2,477	1,785
Amortization expense	292	233	569	449
	1,544	1,138	3,046	2,234
Operating income	1,468	1,173	2,729	2,177

Other income (expense)
Interest expense	(550)	(496)	(1,118)	(972)
Investment income (loss), net	126	14	300	78
Equity in net (losses) income of affiliates, net	(16)	(12)	(37)	(21)
Other income (expense)	1	85	514	98
	(439)	(409)	(341)	(817)
Income before income taxes and minority interest	1,029	764	2,388	1,360

Income tax expense	(453)	(369)	(979)	(516)

Income before minority interest	576	395	1,409	844

Minority interest	12	4	16	(7)
Net income from continuing operations	588	399	1,425	837

Income from discontinued operations, net of tax	—	61	—	89

Net income	$588	$460	$1,425	$926
Basic earnings per common share

Income from continuing operations	$0.19	$0.13	$0.46	$0.26
Income from discontinued operations	—	0.02	—	0.03
Net income	$0.19	$0.15	$0.46	$0.29
Diluted earnings per common share

Income from continuing operations	$0.19	$0.13	$0.45	$0.26
Income from discontinued operations	—	0.02	—	0.03
Net income	$0.19	$0.15	$0.45	$0.29

Basic weighted-average number of common shares	3,113	3,168	3,119	3,185

Diluted weighted-average number of common shares	3,147	3,184	3,155	3,198

TABLE 2

Condensed Consolidated Balance Sheet

(Unaudited)

(in millions)	June 30, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$828	$1,239
Investments	395	1,735
Accounts receivable, net	1,441	1,450
Other current assets	878	778
Total current assets	3,542	5,202

Investments	6,211	8,847

Property and equipment, net	22,900	21,248

Franchise rights	57,914	55,927

Goodwill	14,416	13,768

Other intangible assets, net	5,165	4,881

Other noncurrent assets, net	608	532
	$110,756	$110,405

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$2,978	$2,862
Accrued expenses and other current liabilities	3,301	3,032
Deferred income taxes	102	563
Current portion of long-term debt	458	983
Total current liabilities	6,839	7,440

Long-term debt, less current portion	27,794	27,992

Deferred income taxes	26,533	27,089

Other noncurrent liabilities	7,487	6,476

Minority interest	278	241

Stockholders’ equity	41,825	41,167
	$110,756	$110,405

TABLE 3

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(in millions)	2007	2006
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$4,390	$3,184

FINANCING ACTIVITIES
Proceeds from borrowings	590	2,587
Retirements and repayments of debt	(1,320)	(1,905)
Repurchases of common stock	(1,252)	(1,388)
Issuances of common stock	334	60
Other	52	2
Net cash provided by (used in) financing activities	(1,596)	(644)

INVESTING ACTIVITIES
Capital expenditures	(3,058)	(1,854)
Cash paid for intangible assets	(229)	(141)
Acquisitions, net of cash acquired	(770)	(550)
Proceeds from sales of investments	805	303
Purchases of investments	(52)	(70)
Proceeds from sales (purchases) of short-term investments	56	(4)
Other	43	(3)
Net cash provided by (used in) investing activities	(3,205)	(2,319)

Increase (decrease) in cash and cash equivalents	(411)	221

Cash and cash equivalents, beginning of period	1,239	947

Cash and cash equivalents, end of period	$828	$1,168

TABLE 4

Calculation of Free Cash Flow

(Unaudited) (1)

	Six Months Ended June 30,
(in millions)	2007	2006
Net Cash Provided by (Used In) Operating Activities	$4,390	$3,184
Capital Expenditures	(3,058)	(1,854)
Cash paid for Intangible Assets	(229)	(141)
Nonoperating items, net of tax	(293)	80
Free Cash Flow	$810	$1,269

(1)	See Non-GAAP and Other Financial Measures in Table 7 for the definition of Free Cash Flow.

TABLE 5

Pro Forma Financial Data by Business Segment

(Unaudited) (1)

(in millions)	Cable	Programming (2)	Corporate and Other	Total
Three Months Ended June 30, 2007
Revenues	$7,330	$334	$48	$7,712
Operating Cash Flow	$3,031	$75	($94)	$3,012
Operating Income (Loss)	$1,560	$29	($121)	$1,468
Operating Cash Flow Margin	41.3%	22.7%	NM	39.1%
Capital Expenditures (3)	$1,586	$10	$8	$1,604

Three Months Ended June 30, 2006
Revenues	$6,558	$273	$37	$6,868
Operating Cash Flow	$2,679	$59	($74)	$2,664
Operating Income (Loss)	$1,335	$18	($94)	$1,259
Operating Cash Flow Margin	40.9%	21.8%	NM	38.8%
Capital Expenditures (3)	$1,045	$5	$8	$1,058

Six Months Ended June 30, 2007
Revenues	$14,328	$636	$136	$15,100
Operating Cash Flow	$5,824	$140	($189)	$5,775
Operating Income (Loss)	$2,913	$47	($231)	$2,729
Operating Cash Flow Margin	40.6%	22.0%	NM	38.2%
Capital Expenditures (3)	$3,029	$14	$15	$3,058

Six Months Ended June 30, 2006
Revenues	$12,790	$512	$124	$13,426
Operating Cash Flow	$5,122	$109	($130)	$5,101
Operating Income (Loss)	$2,477	$27	($170)	$2,334
Operating Cash Flow Margin	40.0%	21.4%	NM	38.0%
Capital Expenditures (3)	$2,012	$13	$15	$2,040

(1)

See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, in accordance with generally accepted accounting principles in the United States (GAAP), is available in the Company’s quarterly report on Form 10-Q. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)	Programming includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS, G4 and other entertainment related businesses.

(3)	Our Cable segment’s capital expenditures are comprised of the following categories:

	2Q07	2Q06	YTD 2Q07	YTD 2Q06
New Service Offerings
Customer Premise Equipment (CPE)	$873	$558	$1,675	$1,060
Scalable Infrastructure	257	168	520	341
	1,130	726	2,195	1,401
Recurring Capital Projects
Line Extensions	98	90	184	179
Support Capital	230	130	380	249
	328	220	564	428

Upgrades	102	99	220	183
Commercial	26	—	50	—
Total	$1,586	$1,045	$3,029	$2,012

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments.

TABLE 6

Pro Forma Data – Cable Segment Components

(Unaudited) (1) (2)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per subscriber and per unit data)	2007	2006	2007	2006
Revenues:
Video (3)	$4,465	$4,172	$8,827	$8,202
High-speed Internet	1,589	1,330	3,116	2,590
Phone	420	212	773	399
Advertising	399	402	712	725
Other (4)	250	247	492	489
Franchise fees	207	195	408	385
Total Revenues	$7,330	$6,558	$14,328	$12,790

Operating Cash Flow	$3,031	$2,679	$5,824	$5,122
Operating Income	$1,560	$1,335	$2,913	$2,477
Operating Cash Flow Margin	41.3%	40.9%	40.6%	40.0%
Capital Expenditures	$1,586	$1,045	$3,029	$2,012

	2Q07	2Q06	1Q07
Video
Homes Passed (000’s)	47,900	47,100	47,700
Basic Subscribers (000’s)	24,141	24,041	24,236
Basic Penetration	50.4%	51.1%	50.9%
Quarterly Net Basic Subscriber Additions (000’s)	(95)	(91)	75

Digital Subscribers (000’s)	14,133	11,495	13,309
Digital Penetration	58.5%	47.8%	54.9%
Quarterly Net Digital Subscriber Additions (000’s)	823	337	644
Digital Set-Top Boxes	22,681	17,635	20,598

Monthly Average Video Revenue per Basic Subscriber	$61.53	$57.75	$60.08
Monthly Average Total Revenue per Basic Subscriber	$101.02	$90.76	$96.39

High-Speed Internet
“Available” Homes (000’s)	47,445	46,390	47,186
Subscribers (000’s)	12,380	10,463	12,050
Penetration	26.1%	22.6%	25.5%
Quarterly Net Subscriber Additions (000’s)	330	333	563
Monthly Average Revenue per Subscriber	$43.37	$43.06	$43.26

Phone
Comcast Digital Voice
“Available” Homes (000’s)	37,638	28,339	34,839
Subscribers (000’s)	3,097	864	2,426
Penetration	8.2%	3.0%	7.0%
Quarterly Net Subscriber Additions (000’s)	671	326	571

Circuit Switched Phone
“Available” Homes (000’s)	8,995	8,854	8,989
Subscribers (000’s)	443	842	560
Penetration	4.9%	9.5%	6.2%
Quarterly Net Subscriber Additions (000’s)	(117)	(76)	(93)

Monthly Average Total Phone Revenue per Subscriber	$42.92	$45.24	$43.11

Total Revenue Generating Units (000’s) (5)	54,194	47,705	52,581
Total Quarterly Net Additions (000’s)	1,613	830	1,759

(1)	See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)

Pro forma financial data includes the results of Susquehanna Communications acquired on April 30, 2006, cable systems acquired in the Adelphia/Time Warner transactions on July 31, 2006 and the cable systems resulting from the dissolution of the Texas/Kansas City Cable Partnership (TKCCP) on January 1, 2007. Pro forma results are presented as if the acquisitions and dispositions were effective on January 1, 2006. The net impact of these transactions was to increase the number of basic cable subscribers by 2.6 million.

(3)	Video revenues consist of our basic, expanded basic, digital, premium, pay-per-view and equipment services.

(4)

Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

(5)	Represents the sum of basic and digital video, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services do not result in additional RGUs.

TABLE 7

Non-GAAP and Other Financial Measures

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We also adjust certain historical data on a pro forma basis following certain acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant performance measure in our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a “non-GAAP financial measure” as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Free Cash Flow, which is a non-GAAP financial measure, is defined as “Net Cash Provided by Operating Activities From Continuing Operations” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; increased by any payments related to certain non-operating items, net of estimated tax benefits (such as income taxes on investment sales, and non-recurring payments related to income tax and litigation contingencies of acquired companies) and decreased by any proceeds from the sale of trading securities. We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our performance with other companies in our industries, although our measure of Free Cash Flow may not be comparable to similar measures used by other companies.

Pro forma data is used by management to evaluate performance when certain acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions or dispositions occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

In certain circumstances we also present data, as adjusted, in order to enhance comparability between periods.

Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

We provide reconciliations of Consolidated Operating Cash Flow in Table 1, Free Cash Flow in Table 4, Pro Forma in Table 7-A and Adjusted Net Income in Table 7-B.

TABLE 7-A

Reconciliation of Pro Forma (1) Financial Data by Business Segment

(Unaudited)

					Cable		Total
(in millions)	Cable	Programming	Corporate, Other and Eliminations	Total	Pro Forma Adjustments (1)	Cable Pro Forma	Pro Forma Adjustments (1)	Total Pro Forma
Three Months Ended June 30, 2007
Revenue	$7,330	$334	$48	$7,712	$—	$7,330	$—	$7,712

Operating Expenses (excluding depreciation and amortization)	4,299	259	142	4,700	—	4,299	—	4,700
Operating Cash Flow	$3,031	$75	($94)	$3,012	$—	$3,031	$—	$3,012
Depreciation and Amortization	1,471	46	27	1,544	—	1,471	—	1,544
Operating Income (Loss)	$1,560	$29	($121)	$1,468	$—	$1,560	$—	$1,468

Capital Expenditures	$1,586	$10	$8	$1,604	$—	$1,586	$—	$1,604

Three Months Ended June 30, 2006
Revenue	$5,612	$273	$23	$5,908	$959	$6,571	$960	$6,868
Segment reclassifications	(13)	—	13	—	—	(13)	—	—
Revenue	$5,599	$273	$36	$5,908	$959	$6,558	$960	$6,868

Operating Expenses (excluding depreciation and amortization)	3,277	213	107	3,597	607	3,884	607	4,204
Segment reclassifications	(5)	1	4	—	—	(5)	—	—
Operating Cash Flow	$2,327	$59	($75)	$2,311	$352	$2,679	$353	$2,664
Depreciation and Amortization	1,078	41	19	1,138	266	1,344	267	1,405
Operating Income (Loss)	$1,249	$18	($94)	$1,173	$86	$1,335	$86	$1,259
Capital Expenditures	$915	$5	$56	$976	$130	$1,045	$82	$1,058

Six Months Ended June 30, 2007
Revenue	$14,328	$636	$136	$15,100	$—	$14,328	$—	$15,100

Operating Expenses (excluding depreciation and amortization)	8,504	496	325	9,325	—	8,504	—	9,325
Operating Cash Flow	$5,824	$140	($189)	$5,775	$—	$5,824	$—	$5,775
Depreciation and Amortization	2,911	93	42	3,046	—	2,911	—	3,046
Operating Income (Loss)	$2,913	$47	($231)	$2,729	$—	$2,913	$—	$2,729
Capital Expenditures	$3,029	$14	$15	$3,058	$—	$3,029	$—	$3,058

Six Months Ended June 30, 2006
Revenue	$10,894	$512	$97	$11,503	$1,922	$12,816	$1,923	$13,426
Segment reclassifications	(26)	—	26	—	—	(26)	—	—
Revenue	$10,868	$512	$123	$11,503	$1,922	$12,790	$1,923	$13,426

Operating Expenses (excluding depreciation and amortization)	6,445	402	245	7,092	1,232	7,677	1,233	8,325
Segment reclassifications	(9)	1	8	—	—	(9)	—	—
Operating Cash Flow	$4,432	$109	($130)	$4,411	$690	$5,122	$690	$5,101
Depreciation and Amortization	2,112	82	40	2,234	533	2,645	533	2,767
Operating Income (Loss)	$2,320	$27	($170)	$2,177	$157	$2,477	$157	$2,334
Capital Expenditures	$1,740	$13	$101	$1,854	$272	$2,012	$186	$2,040

(1)

Pro forma data is adjusted only for timing of acquisitions or disposition and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma results are presented as if the acquisitions and dispositions were effective on January 1, 2006. Minor differences may exist due to rounding.

TABLE 7-B

Reconciliation of Net Income to Adjusted Net Income

(Unaudited)

	Three Months Ended June 30,
	2007		2006
(in millions, except per share data)	$	EPS (1)	$	EPS (1)
Net Income	$588	$0.19	$460	$0.15
Adjustments	—	—	—	—
Adjusted Net Income	$588	$0.19	$460	$0.15

	Six Months Ended June 30,
	2007		2006
(in millions, except per share data)	$	EPS (1)	$	EPS (1)
Net Income	$1,425	$0.45	$926	$0.29
Adjustment:
Gain related to the dissolution of the Texas/Kansas City Cable Partnership, net of tax	300	0.09	—	—
Adjusted Net Income (2)	$1,125	$0.36	$926	$0.29

(1)	Based on diluted average number of common shares for the respective periods as presented in Table 1.

(2)	For 2007, Adjusted Net Income excludes a one-time gain related to the dissolution of the Texas/Kansas City Cable Partnership, net of tax.